Press Release	Source: Health Net, Inc.

Health Net Enters into $500 Million in Debt Facilities to

Refinance Its Senior Notes

Wednesday June 28, 3:56 pm ET

LOS ANGELES—(BUSINESS WIRE)—June 28, 2006—Health Net, Inc. (NYSE:HNT - News) today announced that on June 23, 2006, it began a series of transactions for the purpose of refinancing its $400 million Senior Notes due 2011 (the “Senior Notes”).

On June 23, 2006, Health Net entered into a bridge loan facility with The Bank of Nova Scotia, as administrative agent, and a Term Loan Credit Facility with JP Morgan Chase Bank, N.A., as administrative agent. These facilities provided Health Net with an aggregate of $500 million of gross proceeds. Health Net used the proceeds from the bridge loan and the term loan to purchase U.S. Treasury securities. The Treasury securities were pledged as collateral to secure the Senior Notes and will provide sufficient funds to make all of the remaining principal and interest payments on the Senior Notes.

As a result of the company’s pledge of the collateral to secure the Senior Notes, we anticipate that Moody’s Investors Service and Standard & Poor’s Ratings Services will upgrade their ratings on the Senior Notes. An increase in the ratings on the Senior Notes to investment grade would cause the interest rate on the Senior Notes to decrease from 9-7/8 percent to 8-3/8 percent pursuant to the terms of the Senior Notes indenture. Following the upgrade, Health Net intends to issue a notice to redeem all of the outstanding Senior Notes.

Health Net expects to incur an approximately $80 million one-time charge for costs related to the refinancing of the Senior Notes in its second quarter ending June 30, 2006.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.3 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

Contact:

Health Net, Inc.

David Olson, 818-676-6978

david.w.olson@healthnet.com

Michael Engelhard, 818-676-7620

michael.engelhard@healthnet.com

Source: Health Net, Inc.